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MASTER                                                       DFA AUSTRALIA LTD.


                          CONSULTING SERVICES AGREEMENT


         This Agreement made by and between Dimensional Fund Advisors Inc., a Delaware corporation ("DFA"), and DFA Australia Ltd., a company organized under the laws of New South Wales, Australia ("DFAA").

                              W I T N E S S E T H:

         WHEREAS, DFAA is engaged in the business of investment management and administrative and trading services primarily in Asia (including Japan), Australia and New Zealand (collectively, the "Pacific Rim countries");

         WHEREAS, DFAA presently acts as sub-advisor to DFA with respect to certain DFA investment products (the "Sub-Advisory Products") pursuant to certain sub-advisory agreements (the "Sub-Advisory Agreements") dated as of August 7, 1996 and also provides certain trading services for other products to DFA pursuant to a Service Agreement dated as of December 1 1993, as amended on December 1, 1994 (the "Service Agreement");

         WHEREAS, DFA wishes to continue to engage DFAA to provide various non-advisory services relating to certain international investment products other than the Sub-Advisory Products managed or sponsored by DFA as set forth in Schedule A hereto (the "Investment Products") which schedule may be amended from time to time; and

         WHEREAS, DFA wishes to modify certain provisions of the Service Agreement further defining the overall duties and responsibilities of the parties, and DFAA desires to so act and to provide such services as agreed to from time to time pursuant to a consulting services agreement; and

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         WHEREAS, DFA and certain of its officers and directors own 100% of the outstanding shares of DFAA;

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

         1. TERMINATION OF SERVICES AGREEMENT. The parties hereto agree that the Service Agreement is hereby terminated and shall have no further effect and the duties and responsibilities of DFA and DFAA shall be as set forth hereinafter.

         2. APPOINTMENT. DFA hereby appoints DFAA, and DFAA hereby accepts such appointment, to act on behalf of DFA with respect to such matters and to provide such services with respect to the Investment Products as may from time to time be agreed between the parties.

         3. SERVICES TO BE PERFORMED. DFA hereby employs DFAA, subject to supervision by DFA, to furnish the following services for the Investment
Products:

                  a. Execution of buy and sell programs generated by DFA and transmitted to DFAA;

                  b. Selection of brokers or dealers to execute purchases and sales of eligible securities for the Investment Products; including the determination of the best and most efficient means of purchasing and selling such portfolio securities; and the allocation of trades among brokers and dealers, subject to constraints with respect to affiliated brokers and dealers subject to Section 17 of the Investment Company Act of 1940. In carrying out its obligations hereunder, DFAA will act with a view to the objectives of each Investment Product as set forth in the respective prospectus and otherwise communicated by DFA to DFAA, including the objectives of receiving best price and execution for portfolio transactions and causing as little price fluctuation as possible.



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                  c. DFAA may execute orders from DFA for fewer or more shares than set forth in the buy or sell programs initiated by DFA, based on market conditions and other factors, provided that such variances from the execution lists are within parameters established by DFA from time to time or in specific cases.

                  d. DFAA shall report the results of all trading activities, and all other information relating to portfolio transactions for the Investment Products, at such time and in such format as DFA may request, including reporting to the custodians of the Investment Products, as appropriate.

                  e. DFAA shall review and coordinate its agency trading and execution strategies, practices and results with DFA as frequently as reasonably necessary.

                  f. DFAA may also from time to time, monitor cash balances for the Investment products; review and bid on blocks of securities within parameters established by DFA; handle corporate actions and vote proxies for securities held in the Investment Products as directed by DFA; review companies and suggest status codes; and provide DFA with data concerning equity markets in the various countries in which the Investment Products are invested.

                  g. DFAA shall furnish only statistical and other factual information and advice regarding economic factors and trends, and it is neither intended nor required that DFAA shall furnish advice or make recommendations regarding the purchase or sale of securities.

         These duties and responsibilities of DFAA, taken individually or collectively, shall not constitute, or be construed as constituting, investment advice.

         4. DUTIES AND RESPONSIBILITIES. DFAA shall perform its obligations and discharge its duties hereunder, and under any or all other agreements that DFAA may enter into with DFA



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from time to time, (i) solely in the best interests of DFA and the clients of
DFA with respect to or in connection with which DFAA may from time to time provide investment or other services, and (ii) with the care, skill, prudence and diligence that a prudent man experienced in such matters would use in providing similar services in like circumstances. Except as expressly provided herein or directed by DFA from time to time in writing, DFAA shall have no authority, express or implied, to bind DFA to any contract or commitment, to otherwise act on behalf of DFA, or to hold itself out as an agent of DFA.

         5. CONDUCT OF BUSINESS. DFAA shall at all times conduct its business in compliance with any and all applicable laws, rules and regulations including, without limitation, the applicable laws, rules and regulations of the United States and Australia and any governmental agency, regulatory authority or governing body thereof.

         6. REPRESENTATIONS OF DFAA. DFAA hereby represents and warrants that it is duly licensed under the securities laws of Australia and that it is duly licensed under the securities laws of the United States to engage in the activities in which DFAA is engaged, including without limitation registration as an investment adviser with the United States Securities and Exchange Commission ("SEC"). DFAA hereby covenants to maintain in good standing all licenses and registrations required for the conduct of its business and performance of its duties and obligations hereunder and under any and all agreements entered into with DFA from time to time. In addition, DFAA shall provide DFA as promptly as practicable a copy of any and all amendments filed with the SEC at the same time any such amendments are filed.

         7. COMPENSATION. During the duration of this Agreement, in consideration of the portfolio management and other services to be performed by DFAA hereunder and as agreed between the parties from time to time, DFA shall pay DFAA as follows:



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                  a. A fee in an amount equal to 110% of pretax annual operating expenses of DFAA inclusive of fees to be paid to DFAA pursuant to the Subadvisory Agreements subject to the following adjustment;

                  b. The fee due to DFAA pursuant to Section 7.a. hereof shall be reduced by an amount equal to the revenue that DFAA earns for its investment advisory, administrative and similar services that it performs for products that it sponsors in Australia other than the Investment Products ("DFAA Products").

                  c. Fees due from DFA to DFAA shall be remitted not less than quarterly.

         8. DIRECTION BY DFA. In connection with any services to be provided hereunder to be rendered by DFAA from time to time, DFAA shall at all times act in accordance with the instructions of DFA as communicated from time to time and shall prepare and provide all information and reports reasonably requested by DFA. Attached hereto as Schedule B is a description of the reports currently required to be furnished to DFA by DFAA and those actions for which DFAA must obtain specific approval by DFA, which Schedule B may be amended from time to time by DFA in its sole discretion upon reasonable notice to DFAA.

         DFA shall use its best efforts to ensure that trustees, custodians, subcustodians, subadvisors and administrative agents cooperate with DFAA thus facilitating the provision of services by DFAA. DFA shall provide DFAA with copies of regulatory filings made by DFA which are relevant to DFAA's agency and subadvisory services. DFA shall also share with DFAA information which DFA believes to be relevant to DFAA's services.

         9. RECORDKEEPING AND RECORD RETENTION. DFAA shall maintain and preserve in a safe and accessible place and shall afford representatives of DFA access to all customer, corporate and other business records customarily maintained by investment managers as they



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relate to DFAA's provision of agency and subadvisory services to DFA, all records and reports required to be maintained by applicable laws, rules and regulations, including, without limitation, the United States Investment Advisers Act of 1940, and any and all such other records or reports as DFA may from time to time reasonably require DFAA to prepare, including such records and reports set forth on Schedule B hereto, as may be amended from time to time by DFA in its sole discretion upon reasonable notice to DFAA.

         Except as otherwise required by law or as otherwise agreed to by the parties, all records and reports required to be prepared and preserved hereunder shall be kept in a readily accessible place on DFAA's premises for at least two years from the date of the record or report and in a reasonably accessible place on or off DFAA's premises for at least four more years. If records or reports are preserved in a form other than paper originals they shall be kept in duplicate, stored separately, and DFAA shall maintain on its premise a means of visual review and producing hard copies of such records and reports. DFAA's obligation hereunder to maintain and preserve records shall survive the termination of this Agreement.

         10. INSPECTION AND EXAMINATION OF RECORDS. DFAA hereby acknowledges that DFA has certain statutory obligations to supervise the activities of DFAA relating to DFA portfolios and agrees to cooperate fully at all times to afford DFA access to DFAA's books and records at anytime during normal business hours, to answer any questions with respect to DFAA's operations, and to regularly schedule and attend meetings as requested by DFA for purposes of reviewing DFAA's performance under its agreements with DFA, reviewing operational matters with trustees, custodians, subcustodians and administrative agents. DFA or its agents or representatives may, from time to time, visit DFA for the purpose of reviewing DFAA's operations as they relate to the provision of agency and subadvisory services. DFA agrees to use



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reasonable efforts to avoid causing any undue disruption to the conduct of
DFAA's day-to-day business affairs.

         11. CONFIDENTIAL AND PROPRIETARY INFORMATION. Each party acknowledges and agrees that any and all information emanating from the other's business, in any form, is confidential and proprietary information. Each party agrees that it will not, during or after the term of this Agreement, permit the duplication or disclosure of any such confidential and proprietary information to any person (other than an employee, agent or representative of the other party who must have such information for the performance of its obligations under its agreements with the other party) except as required by law, unless such duplication, use or disclosure is specifically authorized by the other party in writing. DFAA acknowledges and agrees that all computer programs provided by DFA ("DFA Software"), including all copyright rights therein, are owned by and are the property of DFA and that DFAA is licensed hereby to use such DFA Software only for the terms of this Agreement and one year thereafter. At the expiration or termination of this Agreement, DFAA agrees to return all copies of the DFA Software to DFA within one year unless otherwise agreed. DFAA may, with the written consent of DFA which shall not be unreasonably withheld, substitute other computer programs to perform the activities covered by this Agreement, provided such programs produce information and reports comparable to those produced by the DFA Software in a magnetic machine-readable form which is compatible with the DFA Software.

         12. ALLOCATION OF CLIENT TRANSACTIONS. DFA hereby acknowledges that DFAA renders services to clients other than DFA and DFA portfolios, including clients for which DFAA may purchase or sell the same securities as those that may be listed from time to time on an approved buy/sell program for a DFA portfolio. DFAA hereby acknowledges its fiduciary obligations to



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treat all clients on a fair and equitable basis when effecting securities transactions in accordance with DFA's policies.

         13. INDEMNIFICATION. DFAA shall indemnify and hold harmless DFA, its officers and directors, from any and all losses, including reasonable attorney's fees, incurred by DFA as a result of or arising out of any breach by DFAA of its duties under this Agreement or any other agreement between DFA and DFAA, any violation by DFAA of any provision of this Agreement or any other agreement between DFA and DFAA, or any action of DFAA taken on behalf of DFA or any DFA portfolio which falls outside the scope of express authority granted hereunder or under any other agreement between DFA and DFAA.

         Notwithstanding the foregoing, DFAA shall not be liable to DFA or any DFA portfolio with respect to actions taken or not taken on behalf thereof if DFAA has acted pursuant to and in strict compliance with express instructions of DFA or failed to take an action which required specific approval or direction by DFA in the absence of such approval or direction, and DFA agrees to indemnify and hold harmless DFAA, its officers and directors, from any and all losses, including reasonable attorney's fees, incurred by DFAA arising out of any actions or omissions of DFAA made in accordance with the express instructions of DFA or out of DFAA's failure to act with respect to a matter which requires the specific approval or direction of DFA in the absence of such approval or direction.

         14. TERM. This Agreement shall be effective as of _____________,1997 shall remain in effect until terminated as hereinafter provided. This Agreement may be terminated by DFA or by DFAA at any time without penalty on sixty (60) days' written notice to the other party hereto. Any fees owing to DFAA pursuant to paragraph 5 hereof shall be pro rated to the date of termination.



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         15. NOTICE. Any notice or other communication required to be delivered by a party to the other party to this Agreement, by this or any other agreement between the parties, shall be in writing and shall be deemed duly given upon delivery via facsimile transmission or overnight delivery by Federal Express, DHL Worldwide, or such other courier having comparable qualifications, to the following fax number or address or such other fax number or address as shall be communicated to the other party from time to time in accordance with the notice requirement thereof:

         IF TO DFA:
                           Dimensional Fund Advisors Inc.
                           1299 Ocean Avenue, Suite 650
                           Santa Monica, California  90401

                           Attention:  Irene R. Diamant
                                          Vice President
                           FAX:  (310) 395-6140

         IF TO DFAA:

                           DFA Australia Ltd.
                           Suite 4403 - Level 44,
                           Gateway
                           1 Macquerie Place
                           Sydney, NSW  2000

                           Attention:  Andrew Cain
                                          Chief Operations Manager
                           FAX:  (011) 612 9 247-7165

         16. CHOICE OF LAW. This Agreement shall be administered and construed under the laws of the State of California.

         17.      MISCELLANEOUS.

                  (a) This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one agreement.

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                  (b) This Agreement may be amended from time to time by the mutual agreement of the parties. (c) The captions used herein are for reference purposes only and shall not be construed to affect the meaning or interpretation of the provisions of this Agreement.

                  (d) This Agreement may not be assigned by either party.

                  (e) In the event any provisions of this Agreement, including any and all schedules or exhibits hereto as in effect from time to time, conflict or are inconsistent with, rather than being supplemental to, any terms or provisions of any other agreement to which DFA and DFAA are both parties, such other agreement shall control.

         IN WITNESS WHEREOF, DFA and DFAA have caused this Agreement to be executed on this ____ day of ___________________, 1997, by their respective officers or representatives thereunto duly authorized.

                                       DIMENSIONAL FUND ADVISORS, INC.

                                       By:
                                          -----------------------------

                                             Title:
                                                   --------------------


                                       DFA Australia Ltd.

                                       By:
                                          -----------------------------

                                             Title:
                                                   --------------------


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                                   SCHEDULE A

                      (AS LAST AMENDED ON DECEMBER 8, 1998)

                               INVESTMENT PRODUCTS


         The DFA Investment Trust Company
                  *        DFA International Value Series
                  *        Emerging Markets Small Cap Series
                  *        Emerging Markets Series

         DFA Investment Dimensions Group Inc.
                  *        DFA International Small Cap Value Portfolio
                  *        VA International Value Portfolio
                  *        Large Cap International Portfolio
                  *        Tax-Managed DFA International Value Portfolio

         Dimensional Emerging Markets Value Fund Inc.



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                                   SCHEDULE B


DFA Australia Ltd. shall:

         (a) On a weekly basis, provided to DFA (i) via an overnight delivery service, FAA's entire database(s) (MAST.DB) for all portfolios and subtracts ("DFA portfolios") for which DFAA is acting as a subadvisor or agent pursuant to agreements with DFA, and (ii) via facsimile transmission, cash sheets for those DFA portfolios not administered by Provident Financial Processing Corporation (or by such other custodian/administrative agent as DFA may hereafter notify
DFAA);

         (b) Prior to execution of any buy/sell program, obtain approval of the DFA Investment Committee after submission by DFAA of the proposed program, including a statement of the assumptions used in generating the original list of orders and the final list with brokers allocated;

         (c) Before purchasing, for any DFA portfolio, securities of any company not previously included on the appropriate buylist, obtain approval of the DFA Investment Committee to add such company to the approved buy list; any such request for approval of a new company shall be made by providing the Investment Committee the following: (i) company name, (ii) sedol number, (iii) local symbol, (iv) exchange, (v) current market price and (vi) number of shares outstanding;

         (d) Place buy and sell orders for execution on behalf of any DFA portfolios only with those brokers approved for trading by the DFA Investment Committee.

         (e) Obtain approval of the DFA Investment Committee before permitting any director or employee of DFAA to be directly involved with authorizing trades, directing corporate actions or making comparable investment decisions on behalf of DFA portfolios;

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         (f) Prior to the placement of any sell order on behalf of a DFA portfolio, confirm with the appropriate custodian the availability of the shares intended to be sold;

         (g) On a monthly basis, reconcile all share positions and prices with the appropriate custodian for each DFA portfolio; and

         (h) Maintain appropriate back-ups of all systems and records and notify DFA on a periodic basis of any changes to the system. DFAA shall, in addition to any other required records or reports maintain the following:

                  (i) Buy/sell programs, all of which must be signed and dated by an authorized person; (ii) Documentation of all bids and offers that are not initiated by DFAA (i.e., blocks), including the date, broker involved, name of the stock, sedol or local symbol, bid/offer price and the number of shares; completed trades must also be documented as to the time of the transaction, actual shares completed and the allocation of those shares among portfolios;

                  (iii) A record of each brokerage order given by or on behalf of a DFA portfolio for, or in connection with, the purchase or sale of securities, whether executed or unexecuted, including the name of the broker, the name of the person who placed the order, the terms and conditions of the order and, if any modification or cancellation thereof, the time of entry or cancellation, the price at which executed, and the time of receipt of report of execution;

                  (iv) A record of all other portfolio purchases or sales (daily trade logs and where applicable, broker confirmations) showing details comparable to those described in (c) above;

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                  (v) Records documenting any voluntary decision or corporate actions;

                  (vi) Documentation of any proxy votes directed by DFAA, including the name of the company, date voted and DFA portfolios involved.

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